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                                                                         EXHIBIT
                                                                            11.1

                     NELLCOR PURITAN BENNETT INCORPORATED
                STATEMENT OF COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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                                                                                 Fiscal  Year
                                                                 ---------------------------------------------
                                                                 JULY 2,            JULY 4,            JULY 5,
                                                                    1995               1993               1992
                                                                 -------            -------            -------
Computation of common and equivalent shares outstanding:
  Common Stock                                                    16,624             16,715             16,471
  Stock options                                                      299                128                274
                                                                 -------            -------            -------
Total weighted average common and common equivalent shares
  outstanding                                                     16,923             16,843             16,745
                                                                 =======            =======            =======

Net Income                                                       $37,165            $20,557            $25,120
                                                                 =======            =======            =======
Net income  per common and common equivalent share                 $2.20              $1.22              $1.50
                                                                 =======            =======            =======
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